SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


                  Date of Report:  April 12, 1996



                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078       84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


789 Sherman St.,Suite 550,Denver,Colorado            80203
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)


















ITEM 5.  Other Events

     Nova Natural Resources Corporation (the "Registrant") recently completed an offering pursuant to Regulation D under the Securities Act of 1933, as amended, and pertinent state securities laws, principally for the purpose of funding operations to recover placer gold and related minerals on certain State of Alaska off-shore mining leases held by Nova and located near Nome, Alaska. As of April 15, 1996, the Registrant had received offering proceeds aggregating $350,000 from the sale of 35 Units at $10,000 per Unit. Each Unit was composed by one membership interest in an Idaho limited liability company known as NovaChek Limited Liability Company ("NovaChek") and a convertible debenture issued by the Registrant. The purchase price of each Unit was allocated at $3750 for each NovaChek interest and $6250 for each debenture. Each debenture provides for interest payments at an annual rate of 10% of the face amount, payable semi-annually; may be converted into the Registrant's common stock at the rate of one share of stock for each $.15 of principal; may be redeemed by the Registrant after March 31, 1998; and is due on April 1, 21.

     NovaChek will be managed by the Registrant and Chek Technologies & Exploration, LLC, a Nevada limited liability company ("Chek"). The Registrant will be the administrative manager of NovaChek with responsibility for all day-to-day responsibilities not entailing mining activities. Chek will be NovaChek's field operations manager with responsibility for supervising the mining activity and related matters. Chek will receive no compensation for its services as manager, but will be compensated under a separate contractor's agreement with NovaChek. The Registrant will be paid a manager's fee of $65,000 in the first year, $75,000 in the second and third years, and $55,000 per year thereafter.

     The Registrant will own a 42% voting percentage in NovaChek for its contribution of the property on which operations will be conducted and $150,000 which will be funded from proceeds of its sale of debentures. For providing its technology and proprietary data, Chek will receive a 36% voting interest and also will receive 5 Units for its labor in constructing the mining equipment.

     NovaChek's mining will be conducted through the use of a specially constructed barge. Divers will operate a hose which is attached to the barge and which will selectively mine gold-bearing sand and gravel from the top three feet of the sea floor. A barge-mounted concentrator will pass the sand and gravel through a double screen trommel to separate the materials and, ultimately, recover gold.

     Prior to the Registrant's acquisition of the leases on which NovaChek's operations will be conducted, several large mineral companies had conducted exploration and development activities on those properties. Beginning in 1962, Shell Oil Company initiated the first significant exploration to locate minable placers offshore Nome, Alaska. Shell drilled over 50 test holes which it believed indicated the presence of gold on those properties. Between 1965 and 1967, other entities conducted similar exploration. In 1968, Shell transferred Nome operations to ASARCO, which drilled an additional 500 test holes. In 1984, the Registrant acquired ASARCO's lease block and, in 1985, entered into an agreement with Inspiration Mines, Inc. to develop the properties. In the next several years, Inspiration and an affiliated partnership dredged the properties and produced 121, ounces of gold from the Registrant's leases. Inspiration's failure to obtain profitable operations caused it to return its rights under the leases to Registrant in 1991.

     Having obtained offering proceeds in excess of the $250,000 offering minimum, the Registrant released the funds from an escrow fund established for the offering and commenced operations of NovaChek. An additional five Units remain to be sold in the offering.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                 NOVA NATURAL RESOURCES CORPORATION
                 (Registrant)


                 By:/s/ Brian B. Spillane
                        Brian B. Spillane, President

                 By:/s/ Milton O. Childers
                        Milton O. Childers, Assistant Secretary